EXHIBIT 23.7

                   CONSENT OF SALTMARSH, CLEAVELAND & GUND

   As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.


SALTMARSH, CLEAVELAND & GUND

By:/s/ DAVID C. TIPTON
Name:  David C. Tipton, C. P. A.
Title: CPA / Shareholder

Panama City, Florida
May 19, 1998